Filed pursuant to Rule 433

Registration No. 333-209514

Issuer Free Writing Prospectus dated March 10, 2016

Relating to Preliminary Prospectus Supplement dated March 10, 2016

MASCO CORPORATION

PRICING TERM SHEETS

$400,000,000 3.500% NOTES DUE 2021

ISSUER:	Masco Corporation

TITLE OF SECURITIES:	3.500% Notes Due 2021

EXPECTED RATINGS*:	Ba2 (positive) by Moody’s Investors Service, Inc., BBB (stable) by Standard & Poor’s Rating Services and BB+ (positive) by Fitch Ratings Inc.

TRADE DATE:	March 10, 2016

SETTLEMENT DATE (T+5):	March 17, 2016

MATURITY DATE:	April 1, 2021

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$400,000,000

PRICE TO PUBLIC (ISSUE PRICE):	99.656%

BENCHMARK TREASURY:	1.125% due February 28, 2021

BENCHMARK TREASURY PRICE AND YIELD:	98-14 1⁄4; 1.450%

YIELD TO MATURITY:	3.575%

SPREAD TO BENCHMARK TREASURY:	+ 212.5 basis points

INTEREST RATE:	3.500% per annum

INTEREST PAYMENT DATES:	Semi-annually on each April 1 and October 1, commencing on October 1, 2016

DENOMINATIONS:	$2,000 by $1,000

OPTIONAL REDEMPTION:	The notes will be redeemable at our option at any time, in whole or in part, at the “Redemption Price.” Prior to March 1, 2021 (one month prior to the maturity of the Securities), the Redemption Price is the greater of (i) 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest to the redemption date, and (ii) the sum of the present values of the principal amount of and remaining scheduled payments of interest on the notes to be redeemed that would be due if such notes matured on March 1, 2021 but for the redemption (exclusive of interest accrued as of the redemption date) discounted from the scheduled payment dates to the redemption date on a semi-annual basis at the Treasury Rate plus 35 basis points, plus accrued and unpaid interest to the redemption date. On and after March 1, 2021 (one month prior to the maturity of the notes), the Redemption Price will equal 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest to the redemption date. In each case described in this paragraph, the Redemption Price will include accrued and unpaid interest thereon to the date of redemption.

CHANGE OF CONTROL:	Upon the occurrence of a change of control repurchase event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

JOINT BOOK-RUNNING MANAGERS:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC SunTrust Robinson Humphrey, Inc.

SENIOR CO-MANAGERS:	Fifth Third Securities, Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated PNC Capital Markets LLC Wells Fargo Securities, LLC

CO-MANAGERS:

Comerica Securities, Inc.

Commerz Markets LLC

HSBC Securities (USA) Inc.

The Huntington Investment Company

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

CUSIP/ISIN:	574599BK1 / US574599BK14

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

$500,000,000 4.375% NOTES DUE 2026

ISSUER:	Masco Corporation

TITLE OF SECURITIES:	4.375% Notes Due 2026

EXPECTED RATINGS*:	Ba2 (positive) by Moody’s Investors Service, Inc., BBB (stable) by Standard & Poor’s Rating Services and BB+ (positive) by Fitch Ratings Inc.

TRADE DATE:	March 10, 2016

SETTLEMENT DATE (T+5):	March 17, 2016

MATURITY DATE:	April 1, 2026

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$500,000,000

PRICE TO PUBLIC (ISSUE PRICE):	99.524%

BENCHMARK TREASURY:	1.625% due February 15, 2026

BENCHMARK TREASURY PRICE AND YIELD:	97-07; 1.934%

YIELD TO MATURITY:	4.434%

SPREAD TO BENCHMARK TREASURY:	+ 250 basis points

INTEREST RATE:	4.375% per annum

INTEREST PAYMENT DATES:	Semi-annually on each April 1 and October 1, commencing on October 1, 2016

DENOMINATIONS:	$2,000 by $1,000

OPTIONAL REDEMPTION:	The notes will be redeemable at our option at any time, in whole or in part, at the “Redemption Price.” Prior to January 1, 2026 (three months prior to the maturity of the Securities), the Redemption Price is the greater of (i) 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest to the redemption date, and (ii) the sum of the present values of the principal amount of and remaining scheduled payments of interest on the notes to be redeemed that would be due if such notes matured on January 1, 2026 but for the redemption (exclusive of interest accrued as of the redemption date) discounted from the scheduled payment dates to the redemption date on a semi-annual basis at the Treasury Rate plus 40 basis points, plus accrued and unpaid interest to the redemption date. On and after January 1, 2026 (three months prior to the maturity of the notes), the Redemption Price will equal 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest to the redemption date. In each case described in this paragraph, the Redemption Price will include accrued and unpaid interest thereon to the date of redemption.

CHANGE OF CONTROL:	Upon the occurrence of a change of control repurchase event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

JOINT BOOK-RUNNING MANAGERS:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC SunTrust Robinson Humphrey, Inc.

SENIOR CO-MANAGERS:	Fifth Third Securities, Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated PNC Capital Markets LLC Wells Fargo Securities, LLC

CO-MANAGERS:

Comerica Securities, Inc.

Commerz Markets LLC

HSBC Securities (USA) Inc.

The Huntington Investment Company

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

CUSIP/ISIN:	574599BL9 / US574599BL96

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at (800) 831-9146, Deutsche Bank Securities Inc. at (800) 503-4611, J.P. Morgan Securities at (212) 834-4533, RBC Capital Markets, LLC at (866) 375-6829, or SunTrust Robinson Humphrey, Inc. at (800) 685-4786.

It is expected that delivery of the notes will be made against payment therefor on or about March 17, 2016, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.